Exhibit 10.28

AMENDMENT NO. 2
TO THE
CHANGE IN CONTROL EMPLOYMENT AGREEMENT BETWEEN
THE CHUBB CORPORATION & JOHN D. FINNEGAN

Pursuant to resolutions adopted by the Board of Directors on September 4, 2008, the change in control employment agreement between The Chubb Corporation and John D. Finnegan, dated January 21, 2003, is hereby amended as follows:

1. Effective January 1, 2009, the last sentence of Section 3(b)(2) is hereby amended to read as follows:

“Each such Annual Bonus shall be paid between January 1 and March 31 of the year following the end of the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer receipt of such Annual Bonus.”

2. Effective January 1, 2009, the last two sentences of Section 3(b)(4)(B) are hereby replaced in their entirety by the following:

“The Pension SERP benefit shall be payable at the same time and in the same manner as the Executive’s benefits under the Pension Excess Plan that are subject to Section 409A of the Code. Except as specifically provided in this Agreement, the other terms and conditions of the Pension SERP shall be governed by the terms of the Pension Excess Plan as if the benefits under the Pension SERP were paid from the Pension Excess Plan. For clarity, bonuses shall be included in the Executive’s SERP Compensation when earned rather than when paid and the Executive’s SERP Compensation shall include any amounts deferred when such amounts would otherwise be paid if not for such deferral.”

3. Effective January 1, 2009, the following sentence is hereby added to the end of Section 3(b)(4)(C):

“Notwithstanding the foregoing, (i) in the event the CCAP SERP lump sum benefit is payable due to a termination of employment other than due to death, such lump sum benefit shall be payable in full six months after Date of Termination and (ii) “Date of Termination” for purposes of this Section means a “separation from service” within the meaning of Section 409A of the Code.”

4. Effective January 1, 2009, the following sentence is hereby added to the end of Section 3(b)(4)(D):

“Notwithstanding the foregoing, (i) in the event the ESOP SERP lump sum benefit is payable due to a termination of employment other than due to death, such lump sum benefit shall be payable in full six months after Date of Termination and (ii) “Date of Termination” for purposes of this Section means a “separation from service” within the meaning of Section 409A of the Code.”

5. Effective January 1, 2009, the first sentence in Section 3(b)(5) is hereby replaced by the following:

“During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and the Affiliated Companies (including, without limitation, medical, prescription, dental, vision, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and the Affiliated Companies, but in no event shall such plans, practices, policies and programs provide the Executive with benefits that are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 12-month period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and the Affiliated Companies, provided, that during the Employment Period, the Executive shall be entitled to receive death benefits under group life plans or supplemental plans (at the discretion of the Company, through either an insured arrangement with a third party, self-insured by the Company, or a combination of both) with a benefit of no less than five times the Executive’s current Annual Base Salary.”

6. Effective January 1, 2009, Section 5(a)(1) is hereby amended to read as follows:

“the Company shall pay to the Executive, in a lump sum in cash within 30 days (except as specifically provided in Section 5(a)(1)(A)(iii), 5(a)(1)(A)(iv), and 5(a)(1)(B)) after the Date of Termination the aggregate of the following amounts:”

7. Effective January 1, 2009, the following is hereby added to the end of Section 5(a)(1)(A)(iv):

‘(at the time the Annual Bonus would otherwise have been paid for the fiscal year in which the Date of Termination occurs)”

8. Effective January 1, 2009, the following clause is hereby added to the end of Section 5(a)(1)(B):

”, and such amount shall be paid in a lump sum six months after the Executive’s “separation from service” within the meaning of Section 409A of the Code.”

9. Effective January 1, 2009, Section 5(a)(4) is hereby amended to read as follows:

“the Company shall, at its sole expense as incurred, provide the Executive with reasonable outplacement services the scope and provider of which shall be selected by the Executive in the Executive’s sole discretion, provided that the cost of such outplacement shall not exceed $100,000 and must be incurred and paid by the end of the second year following the year in which the Executive’s “separation from service” within the meaning of Section 409A of the Code occurs; and”

10. Effective January 1, 2009, the following sentence is hereby added to the end of Sections 5(b), 5(c) and 5(d):

“Notwithstanding the foregoing, any portion of the Accrued Obligations related to the Executive’s Annual Bonus shall be paid at the time such Annual Bonus would otherwise have been paid.”

11. Effective January 1, 2009, the following sentence is hereby added to the end of Section 7:

“Notwithstanding the foregoing, the direct payment of legal fees and expenses shall be made no later than the year following the year incurred, the amount paid in one year will not affect the right of payment in another year, this right is not subject to liquidation or exchange for another benefit, and it does not expire after a certain period.”

12. Effective January 1, 2009, the following new Section 8(g) is hereby added:

“Notwithstanding the foregoing, any Gross-Up Payment or Underpayment shall be made to the Executive no later than the end of the year following the year in which the related taxes are paid to the applicable taxing authority, and if a payment is triggered by the Executive’s “separation from service” within the meaning of Section 409A of the Code, payment shall be made no earlier than six months after the separation.

Reimbursement of any fees and expenses related to the Gross-Up Payment shall be made no later than the end of the year following the year in which such fees and expenses are incurred, and if a payment is triggered by the Executive’s “separation from service” within the meaning of Section 409A of the Code, payment shall be made no earlier than six months after the separation. The amount of reimbursement provided in one year will not affect the amount eligible for reimbursement in another year, this right to reimbursement is not subject to liquidation or exchange for another benefit, and it does not expire after a certain period.”

13. Effective January 1, 2009, the following is added as Section 11(h):

“This Agreement shall be interpreted, operated, and administered in a manner so as not to subject the Executive to the assessment of additional taxes or interest under Section 409A of the Code.”

14. All other provisions of the Plan shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the undersigned have caused this amendment to be duly executed as of the dates written below.

THE CHUBB CORPORATION		JOHN D. FINNEGAN

By:	/s/ W. Andrew Macan	/s/ John D. Finnegan

Date:	12/18/08	Date:	12/18/08

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